LETTER OF CONSENT TO DIRECTORSHIP

CGL Logistics Holdings Limited
P. O. Box 31119 Grand Pavilion,
Hibiscus Way, 802 West Bay Road,
Grand Cayman, KY1 1205 Cayman Islands

CGL Logistics Holdings Limited (the **Company)**

The undersigned (**Director**) hereby accepts and agrees to the Director's appointment or election as a director of the Company with effect from the date of appointment or election, subject to, and with the benefit of, the regulations contained in the articles of association of the Company as the same may be amended from time to time.

The following telephone and facsimile numbers and email address are hereby designated for service or notice of all directors' meetings. Notice by telephone or facsimile to either of the said numbers, or by email to the said address, will constitute good and sufficient notice to the Director until the Director advises of any change in these particulars by notice in writing received by the registered office of the Company.

Tel: +852 92597816

Fax:

Email: Cathine.chan@ctmglobal.com.hk

The Director hereby authorises you to enter the Director's name and address in the Company's Register of Directors and Officers as follows:

Name: CHAN Sau Kuen Cathine

Address: 2/F, 728, Fan Leng Wai Tsuen, Fanling, New Territories, Hong Kong

Signature

Dated: 26 April 2022